Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-82368



                              Prospectus Supplement
                              Dated August 21, 2002

         The Prospectus dated May 15, 2002 relating to the offer for resale of up to $701,960,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s Zero-Coupon Convertible Senior Notes Due 2021, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling
Securityholders" table in the Prospectus Supplement dated May 16, 2002:

                                                           Aggregate Principal
                                                          Amount at Maturity of
                     Selling Securityholders              Notes That May be Sold
--------------------------------------------------------  ----------------------

Conseco Annuity Assurance: Multi-Bucket Annuity
        Convertible Bond Fund...........................         $1,800,000

Conseco Fund Group - Convertible Securities Fund........           $200,000

Pacific Life Insurance Company..........................         $1,000,000

Arbitex Master Fund, L.P................................         $7,000,000

        Total of Above(1)...............................        $10,000,000


(1) Although the additional holdings of the Selling Securityholders listed in this prospectus supplement will cause the aggregate principal amount at maturity of notes whose ownership is listed in the Prospectus dated May 15, 2002 and in related prospectus supplements filed thereafter to exceed $701,960,000 (the aggregate principal amount at maturity of notes outstanding), the aggregate principal amount at maturity of notes outstanding has not been and will not be increased. We believe that the excess described above was caused by the fact that certain Selling Securityholders may have transferred the unregistered notes without notifying us.